Exhibit 99.1

[Missing Graphic Reference]

Memo

To:               Directors and Executive Officers of The PMI Group, Inc.

From:            Andrew Cameron
General Counsel

Date:               November 9, 2010

Re:                Important Notice to Directors and Executive Officers of The PMI Group, Inc.
Concerning A Blackout Period under The PMI Group, Inc. Savings and Profit-
Sharing Plan

As part of the process of merging the PMI Alternate 401(k) Plan  (the “Alternate Plan”) into The PMI Group, Inc. Savings and Profit-Sharing Plan (the “Savings Plan”), and converting the Savings Plan’s unitized accounting for the PMI Stock Fund to share accounting, there will be blackout periods imposed on the participants of the Plans with respect to transactions in their 401(k) plan investments.  In particular, during these blackout periods, the participants will be unable to transact in PMI common stock in the Plans.

The Sarbanes-Oxley Act (“SOX”) imposes on a company’s directors and executive officers a corresponding blackout from trading in the company’s stock under certain conditions when enough plan participants are subject to a blackout.  In this case, the blackout period applicable to the conversion to share accounting necessitates a corresponding SOX-based blackout.

This notice is provided to you to notify you of a blackout applicable to you under Sarbanes-Oxley as follows:

Beginning at 10 a.m. Pacific Time on Friday, December 17, 2010 and continuing until 5:00 a.m., Pacific Time on Monday, December 27, 2010, you are prohibited from transacting in PMI common stock.

Please note that this special blackout is in addition to the pre-clearance policy, and the regular quarterly trading blackout to which you are subject, which begins at the market close on Friday, December 17, 2010 and ends 24 hours after earnings for the 2010 fourth quarter and full year are released.

This temporary blackout is necessary so that all pending transactions in the PMI Stock Fund  can clear, final share balances can be determined, and the conversion to share accounting can be completed.

For more information about the Plans blackouts, you can call a representative at the Merrill Lynch Retirement & Benefits Contact Center toll-free at 800.228.4015.

Specifically, during this special blackout period, subject to certain limited exceptions, you will not be permitted to purchase, sell, or otherwise acquire or transfer, directly or indirectly, any shares of PMI common stock to the extent that such shares are, or were, acquired in connection with your service or employment (including, prior to such service or employment, as a direct or indirect inducement to service or employment) as a director or executive officer of PMI.  For example, you will be prohibited from:

•	transferring any portion of your own plan accounts into or out of PMI shares,
•	buying or selling shares of PMI common stock on the open market, and

•	exercising PMI stock options.

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction, and you will be subject to civil and criminal penalties.  Accordingly, we strongly urge you to refrain from making any trades in PMI common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Andrew Cameron, Executive Vice President and General Counsel, by telephone at 925.658.7878 or by mail at The PMI Group, Inc., PMI Plaza, 3003 Oak Road, Walnut Creek, CA 94597.